GAP INC. REPORTS JANUARY SALES DOWN 19 PERCENT;
COMPARABLE STORE SALES DOWN 23 PERCENT

Company Revises Fiscal Year 2008 Earnings Per Share Guidance Upward to

$1.32 to $1.33

SAN FRANCISCO - February 5, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $757 million for the four-week period ended January 31, 2009, which represents a 19 percent decrease compared with net sales of $935 million for the four-week period ended February 2, 2008. The company's comparable store sales for January 2009 were down 23 percent compared with a 2 percent decrease in January 2008.

Comparable store sales by division for January 2009 were as follows:

  Gap North America: negative 18 percent versus negative 4 percent last year
  Banana Republic North America: negative 22 percent versus positive 5 percent last year
  Old Navy North America: negative 34 percent versus negative 3 percent last year
  International: flat versus negative 5 percent last year

"Though January was a challenging month overall, we were able to deliver merchandise margins significantly above last year," said Sabrina Simmons, chief financial officer of Gap Inc.  "As we look at the full year, we're pleased our guidance represents growth of more than 25 percent in earnings per share during a very difficult period."

Fourth Quarter Sales Results

For the thirteen weeks ended January 31, 2009, total company net sales were $4.08 billion, which is a decrease of 13 percent as compared with net sales of $4.68 billion for the thirteen weeks ended February 2, 2008. The company's fourth quarter comparable store sales decreased 14 percent compared with a decrease of 3 percent in the fourth quarter of the prior year.

Comparable store sales by division for the fourth quarter of fiscal year 2008 were as follows:

  Gap North America: negative 13 percent versus negative 5 percent last year
  Banana Republic North America: negative 15 percent versus positive 2 percent last year
  Old Navy North America: negative 17 percent versus negative 5 percent last year.
  International: negative 4 percent versus negative 1 percent last year

Fiscal Year 2008 Guidance and Sales Results

The company expects diluted earnings per share for fiscal year 2008 to be $1.32 to $1.33 on a GAAP basis, versus its prior guidance of $1.27 to $1.30. The improvement in the company's earnings outlook is driven primarily by expense savings in January. Fiscal year 2007 diluted earnings per share were $1.05 on a GAAP basis.

Net sales were $14.53 billion for the 52 weeks ended January 31, 2009, compared with $15.76 billion for the 52 weeks ended February 2, 2008. The company's fiscal year 2008 comparable store sales decreased 12 percent compared with a decrease of 4 percent the prior year.

Gap Inc. will release its fourth quarter earnings via press release on February 26, 2009, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s fourth quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

For more detailed information regarding the company's January 2009 sales, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

February Sales

The company will report February sales on March 5, 2009.

Forward-Looking Statements

This press release and related recording contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding diluted earnings per share for fiscal year 2008 and statements regarding the company's 2009 outlook.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008.  Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended November 1, 2008.

These forward-looking statements are based on information as of February 5, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Evan Price

(415) 427-2161

Media Relations:

Louise Callagy

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